99.4 EX-Filing Fees

Calculation of Filing Fee Tables

SC TO-I

(Form Type)

North Square Evanston Multi-Alpha Fund
(formerly, Evanston Alternative Opportunities Fund)

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Transaction Value

	Transaction Valuation		Fee rate	Amount of Filing Fee
Fees to Be Paid	$12,252,966	(a)	$147.60	$1,808.54	(b)
Fees Previously Paid	–			–
Total Transaction Valuation	$12,252,966	(a)
Total Fees Due for Filing				$1,808.54

Total Fees Previously Paid				–
Total Fee Offsets				–
Net Fee Due				$1,808.54

(a)	Calculated as the aggregate maximum purchase price for shares of beneficial interest.

(b)	Calculated at $147.60 per $1,000,000 of the Transaction Valuation, pursuant to Rule 0-11 of the Securities Exchange Act of 1934, as amended.